Houston American Energy Corp. Announces Agreement to
Participate in Horizontal San Andres Project in Midland Basin

HOUSTON, TX, May 22, 2018 (NEWSWIRE) – Houston American Energy Corp. (NYSE American: HUSA), a Permian Basin-focused E&P company, today announced that it has entered into an agreement to acquire a 12.5% working interest in a prospect covering approximately 650 gross acres (81.25 net mineral acres) in Yoakum County, Texas.

The prospect is a Horizontal San Andres prospect located in the Northwest Shelf at the northern portion of the Midland Basin (which is a sub-basin of the Permian Basin) in west Texas. Principal features of the prospect include:

●	Seller will serve as operator of the acreage with drilling of an initial well expected to commence during July 2018 targeting the potential resources in the San Andres Formation;
●	Purchase price is $1,665 per net mineral acre, or a total of $135,329;
●	Lease has a three-year primary term, expiring October 1, 2019, and a 75% net revenue interest (9.375% net to our interest);
●	Four horizontal wells will hold the entire acreage block upon the establishment of production;
●	Houston American will pay its proportionate share of actual costs of drilling and completing all wells; and
●	Houston American’s interest is subject to a reduction for a 10% back-in after payout for the benefit of the operator after Houston American recovers its purchase price and drill and complete costs for the first four wells to be drilled.

John Boylan, Chairman and CEO of Houston American Energy stated: “We are very pleased to have identified and agreed to participate in the Horizontal San Andres prospect and to develop a long term relationship with another high quality operator in the Permian Basin. Our strategy of growing via relationship driven, affordably sized and lower risk drilling opportunities is in the works and we look forward to an active summer of drilling.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding the timing of commencement of drilling operations, the number of wells actually drilled, our ability to hold the entire acreage block with four horizontal wells and the ultimate results of drilling operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including risks relating to our ability to fund our share of drilling and development costs, our dependence on the operator with respect to timing of drilling, costs and ultimate drilling results and other risks common to oil and gas drilling operations. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.